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Exhibit 5.1

                                                          May 19, 2000


Rational Software Corporation
18880 Homestead Road
Cupertino, California 95014

     RE: REGISTRATION STATEMENT OF FORM S-3

Ladies and Gentlemen:

     We are acting as counsel for Rational Software Corporation, a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 371,385 shares of your common stock (the "Common Stock"), all of which are authorized and have been previously issued to the selling stockholders named therein in connection with the acquisition by you of ObjecTime Limited.

     The Shares are to be offered by the selling stockholders for sale to the public as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares. It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the registration of the Share, including such proceedings to be carried out in accordance with the securities laws of the various states, where required, the Shares, when sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                      Sincerely,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation

                                      /s/ WILSON SONSINI GOODRICH & ROSATI, P.C.